Exhibit 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS FIRST QUARTER FISCAL 2016 RESULTS

Princeton, New Jersey, September 14, 2015 – AMREP Corporation (the “Company”) (NYSE: AXR) today reported a net loss of $1,179,000, or $0.15 per share, for its 2016 fiscal first quarter ended July 31, 2015 compared to net income of $6,264,000, or $0.82 per share, for the first quarter of fiscal year 2015 ended July 31, 2014. The results for the prior year consisted of (i) a net loss from continuing operations of $636,000, or $0.08 per share, which included a non-cash impairment charge of $925,000 ($583,000 after tax, or $0.08 per share) reflecting the discontinuance of the development of certain software in the Company’s Fulfillment Services business, and (ii) net income from discontinued operations of $6,900,000, or $0.90 per share, which included a pre-tax gain of $11,155,000 ($7,028,000 after tax, or $0.92 per share) from a settlement agreement with a major customer in the Company’s former Newsstand Distribution Services business. Revenues from continuing operations were $9,575,000 for the first quarter of 2016 compared to $12,321,000 for the same period in the prior year.

Prior to fiscal 2016, the Company had been engaged in the Newsstand Distribution Services, Product Packaging and Fulfillment Services and Staffing Services businesses. These businesses were sold during the fourth quarter of fiscal 2015, and their operations have been classified as “discontinued operations” in the Company’s financial statements. Financial information for prior periods has been reclassified to conform to this presentation.

AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Fulfillment Services business operated by Palm Coast Data LLC and its subsidiary, FulCircle Media, LLC, provides subscription fulfillment and related services to publishers and others, and its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of real estate in the Rio Rancho, New Mexico area.

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AMREP CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	Three Months Ended July 31,
	2015	2014

Revenues	$9,575,000	$12,321,000

Net income (loss):
Continuing Operations	$(1,179,000)	$(636,000)
Discontinued Operations	$-	$6,900,000
	$(1,179,000)	$6,264,000

Earnings (loss) per share – Basic and Diluted:
Continuing Operations	$(0.15)	$(0.08)
Discontinued Operations	$-	$0.90
	$(0.15)	$0.82

Weighted average number of common shares outstanding	8,029,000	7,599,000